Exhibit 3.4(b)

AMENDMENT TO BYLAWS OF
CINEMARK USA, INC.

Article I, Section 1 is hereby amended and restated to read in its entirety as follows:

ARTICLE I

OFFICES

Section 1.  Registered Office and Place of Business.  The registered office of the Corporation shall be at Suite 800-LB9, 7502 Greenville Avenue, Dallas, Texas 75231 and the name of the registered agent at such address is Lee Roy Mitchell. The Corporation may have, in addition to its registered office, offices and places of business at such places, both within and without the State of Texas as the Board of Directors may from time to time determine or the business of the Corporation may require.

Article VII, Sections 1 and 8 are hereby amended and restated to read in their entirety as follows:

ARTICLE VII

OFFICERS, EMPLOYEES AND AGENTS: POWERS AND DUTIES

Section 1.  Elected Officers.  The elected officers of the Corporation shall be a Chairman of the Board, a President, one or more Executive Vice Presidents as may be determined from time to time by the Board, one or more Senior Vice Presidents as may be determined from time to time by the Board, one or more Vice Presidents as may be determined from time to time by the Board (and, in the case of each such Executive Vice President, Senior Vice President or Vice President, with such descriptive title, if any, as the Board of Directors shall deem appropriate), a Secretary and a Treasurer. The Chairman of the Board shall be a member of the Board of Directors; no other elected officer of the Corporation need be a director of the Corporation, and no elected officer of the Corporation need be a shareholder or resident of the State of Texas.

Section 8A.  Executive Vice President.  Each Executive Vice President shall generally assist the President and shall have such powers and perform such duties and services as shall from time to time be prescribed or delegated to him by the President, the Executive Committee or the Board of Directors. In the event of the death, incapacity, disability, termination or resignation of the President, the person that has held the office of Executive Vice President for the longest continuous period of time automatically shall assume the duties of the President until the successor to the President is elected by the Board of Directors.

Section 8B.  Senior Vice Presidents.  Each Senior Vice President shall generally assist the President and shall have such powers and perform such duties and services as shall from time to time be prescribed or delegated to him by the President, the Executive Committee or the Board of Directors. In the event of the death, incapacity, disability, termination or resignation of the President and if there is no Executive Vice President able to assume the duties of the President as provided for in Section 8 of Article VII of these Bylaws, the person that has held the office of Senior Vice President for the longest continuous period of time shall automatically assume the duties of the President until the successor to the President is elected by the Board of Directors.

Article VIII, Section 1 is hereby amended and restated to read in its entirety as follows:

ARTICLE VIII

STOCK AND TRANSFER OF STOCK

Section 1.  Certificates Representing Shares.  Certificates in such form as may be determined by the Board of Directors and as shall conform to the requirements of the statutes, the Articles of Incorporation and these Bylaws shall be delivered representing all shares to which shareholders are entitled. Such certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued. Each certificate shall state on the face thereof that the Corporation is organized under the laws of the State of Texas, the holder’s name, the number and class of shares and the designation of the series, if any, which such certificate represents, the par value of such shares or a statement that such shares are without par value and such other matters as may be required by law. Each certificate shall be signed by the Chairman of the Board, the President, an Executive Vice President, a Senior Vice President or a Vice President and the Secretary or an Assistant Secretary and may be sealed with the seal of the Corporation or a facsimile thereof. If any certificate is countersigned by a transfer agent or registered by a registrar, either of which is other than the Corporation or an employee of the Corporation, the signature of any such officer may be a facsimile.

Article X, Section 1 is hereby amended and restated to read in its entirety:

ARTICLE X

AMENDMENTS

Section 1.  These Bylaws may be altered, amended or repealed or new Bylaws may be adopted at any meeting of the Board of Directors at which a quorum is present by the affirmative vote of a majority of the directors present at such meeting; provided, however, that Sections 8A, 8B and 9 of Article VII hereof, and this Section 1 of Article X may be altered, amended, or repealed only at a meeting of the Shareholders at which a quorum is present by the affirmative vote of a majority of the Shareholders present at such meeting.

CERTIFICATION

I, the undersigned officer, hereby certify that the foregoing Article I, Section 1; Article VII, Sections 1, 8A and 8B; Article VIII, Section 1; and Article X, Section 1 were duly adopted as amendments to the Bylaws of Cinemark USA, Inc. and were adopted by the Shareholders of Cinemark USA, Inc. by Unanimous Consent of the Shareholders of Cinemark USA, Inc. dated as of June 31, 1989, to certify which witness my hand and seal of office as of this 31st day of June, 1989.

/s/  Tandy Mitchell
Tandy Mitchell,
Secretary of Cinemark USA, Inc.